Exhibit 99.1

CoStar Group Grows Revenue 34% Year-Over-Year
Apartments.com moves to number one in apartment rentals site traffic
Acquisition of Apartment Finder consolidates Company’s leadership in multifamily

WASHINGTON, DC - April 29, 2015 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the first quarter of 2015 was $159.0 million, an increase of approximately 34% over revenue of $119.1 million for the first quarter of 2014.

“We had a strong first quarter and March was an absolute success,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “In the first month following the launch of the new Apartments.com and the start of the Apartments.com marketing campaign, we achieved the highest sales month ever in the history of CoStar with $11 million of net bookings in March. Net bookings on Apartments.com in the first quarter of 2015 was up 827% compared to the first quarter of 2014.This success helped drive us to our best quarter ever for company-wide net bookings as we reached nearly $21 million, a 50% year-over-year increase.”

Florance continued, “We are having great success selling CoStar information and analytics combined with marketing on Apartments.com to property managers and owners. Net new sales of subscription services on annual contracts was $16.2 million in the first quarter of 2015, up 10% over the first quarter of 2014 and net new sales of CoStar core services was up 20% for the same period. I am very pleased that at Apartments.com we sold more net property additions in March 2015 than all of the preceding year.”

“In addition to driving sales, our investment in the marketing campaign for Apartments.com is drawing unprecedented levels of traffic to the site and creating massive exposure for our advertisers’ listings,” stated Florance. “In March 2015, we more than doubled the traffic to Apartments.com compared to last year with 15 million visits and 7 million unique visitors, according to comScore. We are now number one in traffic versus our competition in apartment listing websites according to four leading independent companies that monitor Internet traffic. Our mobile application was the number one rental application in March 2015. Most importantly, leads are up nearly 67% year-over-year.”

Year 2014-2015 Quarterly Results - Unaudited
(in millions, except per share data)
	2014				2015
	Q1	Q2	Q3	Q4	Q1

Revenues	$119.1	$147.7	$153.1	$156.1	$159.0
EBITDA	27.0	37.6	43.7	43.0	14.3
Net income (loss)	9.7	8.2	13.0	13.9	(6.1)
Net income (loss) per share - diluted	0.34	0.28	0.40	0.43	(0.19)
Weighted average outstanding shares - diluted	28.8	29.5	32.1	32.1	31.8

Adjusted EBITDA	37.0	45.3	51.8	54.3	23.8
Non-GAAP Net Income	19.8	23.5	27.9	29.8	10.8
Non-GAAP Net Income per share - diluted	0.69	0.80	0.87	0.93	0.34

The Company announced today that it plans to acquire Apartment Finder pursuant to a definitive agreement and plan of merger with Network Communications, Inc. for $170.0 million in cash subject to post-closing purchase price adjustments. Apartment Finder provides lead generation, advertising, and Internet marketing solutions to property managers and owners through its main service, ApartmentFinder.com. CoStar Group expects the acquisition to close within 90 days.

“With our acquisition of Apartment Finder, we continue to build upon our strength in multifamily,” stated Florance. “We expect this accretive acquisition to be extremely beneficial to customers, consumers and shareholders with a very attractive price of approximately seven times EBITDA and we expect synergies of nearly $20 million within 18 months of the close of the transaction.”

After accounting for results of investments in marketing for Apartments.com, EBITDA in the first quarter of 2015 was $14.3 million compared to $27.0 million in the first quarter of 2014, and adjusted EBITDA (defined below) was $23.8 million in the first quarter of 2015 versus $37.0 million in the first quarter of 2014. Net income in the first quarter of 2015 was ($6.1) million or ($0.19) per diluted share compared to net income of $9.7 million or $0.34 per diluted share in the first quarter of 2014. Non-GAAP net income (defined below) in the first quarter of 2015 was $10.8 million or $0.34 per diluted share compared to $19.8 million in the first quarter of 2014.

As of March 31, 2015, the Company had approximately $558.4 million in cash, cash equivalents and long-term investments, which is an increase of $14.2 million since December 31, 2014. Short and long-term debt outstanding totaled approximately $380.0 million as of March 31, 2015.

2015 Outlook

“We have had many recent developments that are positively impacting the financial outlook for CoStar,” stated Brian J. Radecki, Chief Financial Officer of CoStar Group. “Our investments in Apartments.com marketing are showing very early returns through record March sales results and increases in traffic at Apartments.com. We also announced our plans to continue to grow in the apartments ILS space through the acquisition of Apartment Finder at a very favorable valuation.”

For the full year of 2015 the Company expects revenue of approximately $688 million to $698 million which represents a $3 million increase to the outlook for the existing business based on strong sales momentum as well as $30 million to $35 million of Apartment Finder revenue prorated for the partial year. For the second quarter of 2015, the Company expects revenue of approximately $162.0 million to $163.5 million which includes previously disclosed deemphasized services and does not include any revenue from Apartment Finder.

The Company expects non-GAAP net income per diluted share (defined below) in a range of $1.98 to $2.08 for the full year of 2015 and approximately $0.10 to $0.14 for the second quarter of 2015. This outlook assumes minimal impact to non-GAAP net income per diluted share related to the Apartment Finder acquisition. For the remainder of 2015, investments in the Apartment Finder website and increased search engine marketing are expected to approximately offset the acquired earnings. The Company expects the Apartment Finder acquisition to be significantly accretive to earnings in 2016 and beyond, and expects to refine estimates for the impact of the acquisition on the outlook after the transaction is closed.

“Most of our first quarter 2015 favorability versus earnings guidance is related to timing of our marketing investments, as $5 million in costs shifted to the second quarter while the total expected incremental cost of the campaign remains approximately $75 million for 2015. We still expect the media spend to peak in the second quarter of 2015 to coincide with the prime season for apartment moves,” Radecki continued. “For the longer-term into 2016 and beyond, we believe the Apartment Finder deal provides a great opportunity for synergies as we combine our two apartment ILS offerings.”

The preceding forward-looking statements reflect CoStar’s expectations as of April 29, 2015, including forward-looking non-GAAP financial measures on a consolidated basis. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, the exact amounts or timing of investments, transition, de-emphasis or discontinuation of services, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of the Company’s non-GAAP net income, EBITDA, adjusted EBITDA and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. The company assumes a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call at 11:00 AM EDT on Thursday, April 30, 2015 to discuss earnings results for the first quarter of 2015, the acquisition of Apartment Finder and the Company’s outlook including the potential impact of the acquisition. The audio portion of the conference call will be broadcast live over the Internet at http://www.CoStargroup.com/investors.aspx. To join the conference call by telephone, please dial (877) 777-1968 (from the United States and Canada) or (612) 332-7516 (from all other countries) and refer to conference code 357606. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 357606. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2015	2014

Revenues	$159,020	$119,076
Cost of revenues	45,396	33,643
Gross margin	113,624	85,433

Operating expenses:
Selling and marketing	69,478	27,745
Software development	15,148	12,351
General and administrative	25,363	24,897
Purchase amortization	7,142	3,299
	117,131	68,292

Income (loss) from operations	(3,507)	17,141
Interest and other income	294	137
Interest and other expense	(2,343)	(1,615)
Income (loss) before income taxes	(5,556)	15,663
Income tax expense, net	571	5,923
Net income (loss)	$(6,127)	$9,740

Net income (loss) per share - basic	$(0.19)	$0.34
Net income (loss) per share - diluted	$(0.19)	$0.34

Weighted average outstanding shares - basic	31,831	28,273
Weighted average outstanding shares - diluted	31,831	28,840

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income
	For the Three Months
	Ended March 31,
	2015	2014

Net income (loss)	$(6,127)	$9,740
Income tax expense, net	571	5,923
Income (loss) before income taxes	(5,556)	15,663
Purchase amortization and other related costs	13,489	6,176
Stock-based compensation expense	7,442	7,879
Acquisition and integration related costs	624	1,114
Settlements and impairments	1,402	1,053
Non-GAAP income before income taxes	17,401	31,885
Assumed rate for income tax expense, net *	38%	38%
Assumed provision for income tax expense, net	(6,612)	(12,116)
Non-GAAP net income	$10,789	$19,769

Net income (loss) per share - diluted	$(0.19)	$0.34
Non-GAAP net income per share - diluted	$0.34	$0.69

Weighted average outstanding shares - basic**	31,831	28,273
Weighted average outstanding shares - diluted**	32,172	28,840

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
	For the Three Months
	Ended March 31,
	2015	2014

Net income (loss)	$(6,127)	$9,740
Purchase amortization in cost of revenues	6,347	2,877
Purchase amortization in operating expenses	7,142	3,299
Depreciation and other amortization	4,324	3,675
Interest income	(294)	(137)
Interest expense	2,343	1,615
Income tax expense, net	571	5,923
EBITDA	$14,306	$26,992
Stock-based compensation expense	7,442	7,879
Acquisition and integration related costs	624	1,114
Settlements and impairments	1,402	1,053
Adjusted EBITDA	$23,774	$37,038

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$541,771	$527,012
Accounts receivable, net	45,699	38,694
Deferred and other income taxes, net	25,604	20,007
Income tax receivable	1,027	1,027
Prepaid expenses and other current assets	10,283	9,736
Debt issuance costs, net	3,320	3,335
Total current assets	627,704	599,811

Long-term investments	16,669	17,151
Property and equipment, net	79,123	73,753
Goodwill	1,137,707	1,138,805
Intangible assets, net	226,699	241,622
Deposits and other assets	2,747	2,676
Debt issuance costs, net	9,052	9,864
Total assets	$2,099,701	$2,083,682

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$76,572	$61,287
Current portion of long-term debt	20,000	20,000
Deferred revenue	39,286	38,003
Total current liabilities	135,858	119,290

Long-term debt, less current portion	360,000	365,000
Deferred gain on sale of building	23,131	23,762
Deferred rent	27,479	27,032
Deferred income taxes, net	33,539	30,349
Income taxes payable	4,736	4,703

Stockholders' equity	1,514,958	1,513,546
Total liabilities and stockholders' equity	$2,099,701	$2,083,682

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months
	Ended March 31,
	2015	2014
Revenues
North America	$153,017	$113,326
International
External customers	6,003	5,750
Intersegment revenue *	8	—
Total International revenue	6,011	5,750
Intersegment eliminations	(8)	—
Total revenues	$159,020	$119,076

EBITDA
North America **	$13,677	$26,368
International ***	629	624
Total EBITDA	$14,306	$26,992

*Intersegment revenue recorded during 2015 was attributable to services performed for the Company’s wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company’s wholly owned U.K. holding company.

**North America EBITDA includes an allocation of approximately $200,000 and $400,000 for the three months ended March 31, 2015 and 2014, respectively. This allocation represents costs incurred for International employees involved in development activities of the Company's North America operating segment.

***International EBITDA includes a corporate allocation of approximately $100,000 for each of the three months ended March 31, 2015 and 2014. This allocation represents costs incurred for North America employees involved in management and expansion activities of the Company's International operating segment.

Reconciliation of Non-GAAP Financial Measures with 2014-2015 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2014				2015
	Q1	Q2	Q3	Q4	Q1

Net income (loss)	$9.7	$8.2	$13.0	$13.9	$(6.1)
Income tax expense, net	5.9	5.0	7.8	7.3	0.6
Income (loss) before income taxes	15.6	13.2	20.8	21.2	(5.5)
Purchase amortization and other related costs	6.2	17.0	16.1	15.5	13.5
Stock-based compensation expense	7.9	6.3	6.7	7.4	7.4
Acquisition and integration related costs	1.1	1.4	0.7	0.6	0.6
Restructuring and related costs	—	—	—	2.0	—
Settlements and impairments	1.0	—	0.7	1.3	1.4
Non-GAAP income before income taxes	31.8	37.9	45.0	48.0	17.4
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(12.0)	(14.4)	(17.1)	(18.2)	(6.6)
Non-GAAP net income	$19.8	$23.5	$27.9	$29.8	$10.8

Non-GAAP net income per share - diluted	$0.69	$0.80	$0.87	$0.93	$0.34

Weighted average outstanding shares - basic**	28.3	29.1	31.7	31.8	31.8
Weighted average outstanding shares - diluted**	28.8	29.5	32.1	32.1	32.2

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2014				2015
	Q1	Q2	Q3	Q4	Q1

Net income (loss)	$9.7	$8.2	$13.0	$13.9	$(6.1)
Purchase amortization	6.2	17.0	16.1	15.5	13.5
Depreciation and other amortization	3.7	3.7	4.1	4.2	4.3
Interest income	(0.1)	(0.1)	(0.0)	(0.3)	(0.3)
Interest expense	1.6	3.8	2.7	2.4	2.3
Income tax expense, net	5.9	5.0	7.8	7.3	0.6
EBITDA	$27.0	$37.6	$43.7	$43.0	$14.3
Stock-based compensation expense	7.9	6.3	6.7	7.4	7.4
Acquisition and integration related costs	1.1	1.4	0.7	0.6	0.6
Restructuring and related costs	—	—	—	2.0	—
Settlements and impairments	1.0	—	0.7	1.3	1.4
Adjusted EBITDA	$37.0	$45.3	$51.8	$54.3	$23.7

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income (Loss) to Non-GAAP Net Income
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2015		Ended December 31, 2015
	Low	High	Low	High

Net income (loss)	$(10,100)	$(8,100)	$100	$8,700
Income tax expense (benefit), net	(6,200)	(5,000)	4,100	9,700
Income (loss) before income taxes	(16,300)	(13,100)	4,200	18,400
Purchase amortization and other related costs	11,500	11,500	46,600	46,600
Stock-based compensation expense	9,500	8,500	38,000	33,000
Acquisition and integration related costs	—	—	7,000	5,000
Restructuring and related costs	500	300	6,000	4,000
Settlements and Impairments	—	—	1,400	1,400
Non-GAAP income before income taxes	5,200	7,200	103,200	108,400
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(1,976)	(2,736)	(39,216)	(41,192)
Non-GAAP net income	$3,224	$4,464	$63,984	$67,208

Net income (loss) per share - diluted	$(0.32)	$(0.25)	$ 0.00	$0.27
Non-GAAP net income per share - diluted	$0.10	$0.14	$1.98	$2.08

Weighted average outstanding shares - basic**	31,900	31,900	32,000	32,000
Weighted average outstanding shares - diluted**	32,200	32,200	32,300	32,300

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Forward-Looking Guidance, Net Income (Loss) to Adjusted EBITDA
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2015		Ended December 31, 2015
	Low	High	Low	High
Net income (loss)	$(10,100)	$(8,100)	$100	$8,700
Purchase amortization and other related costs	11,500	11,500	46,600	46,600
Depreciation and other amortization	4,700	4,700	20,500	20,500
Interest and other expense (income), net	2,300	2,300	9,000	9,000
Income tax expense (benefit), net	(6,200)	(5,000)	4,100	9,700
Stock-based compensation expense	9,500	8,500	38,000	33,000
Acquisition and integration related costs	—	—	7,000	5,000
Restructuring and related costs	500	300	6,000	4,000
Settlements and impairments	—	—	1,400	1,400
Adjusted EBITDA	$12,200	$14,200	$132,700	$137,900

All Contacts

Brian J. Radecki
Chief Financial Officer
(202) 336-6920
bradecki@costargroup.com

Richard Simonelli
Vice President, Investor Relations
(202) 346-6394
rsimonelli@costargroup.com

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 9.6 million registered members. Apartments.com is a premier online apartment resource for renters that matches apartment seekers with great apartment homes and provides property managers and owners a proven platform for marketing their properties. CoStar operates websites with over 22 million unique monthly visitors in aggregate during March 2015. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S., Canada and Europe with a staff of approximately 3,000 worldwide, including the industry's largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to sales, earnings, revenue, and investments; the risk that investments in the Company, including investments in marketing, do not produce the expected results or do not continue to produce the results the Company has realized in the short term, including increased site traffic; the risk that the Company’s investment and marketing plans and expected amounts, or the timing of any such investment, may change; the risk that the Company is unable to sustain current growth rates or increase them; the possibility that the acquisition of Apartment Finder does not close when expected or at all; the risk that the businesses of Apartments.com, Apartment Finder and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the Apartment Finder acquisition may be greater than expected; the risk that revenues for the second quarter and full year 2015 will not be as stated in this press release; the risk that net income for the second quarter and full year 2015 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the second quarter and full year 2015 will not be as stated in this press release; the risk that Adjusted EBITDA for the second quarter and full year 2015 will not be as stated in this press release; the risk that the impact of investments on earnings will differ from current expectations; the risk that synergies from the acquisitions of Apartments and Apartment Finder may not be as expected, may not be fully realized, may take longer to realize than expected or may not drive revenue and earnings growth as expected; and the risk that expected investments in the Apartment Finder website and increased search engine marketing, or the timing of any such investments, may change. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2014, which is filed with the SEC, including in the “Risk Factors” section of that filing, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.